As filed with the Securities and Exchange Commission on October 29, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CalAmp Corp.

(Exact name of registrant as specified in its charter)

DELAWARE	95-3647070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15635 Alton Parkway, Suite 250 Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

CALAMP CORP. AMENDED AND RESTATED 2004 INCENTIVE STOCK PLAN

(Full Title of the Plans)

Kurtis Binder

Executive Vice President and Chief Financial Officer

CalAmp Corp.

15635 Alton Parkway, Suite 250

Irvine, California 92618

(949) 600-5600

(Name, address and telephone number including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,500,000	$9.71	$14,565,000	$1,350.18

(1)

This Registration Statement on Form S-8 (the “Registration Statement”) registers the offer and sale of (a) 750,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of CalAmp Corp. (the “Company” or “Registrant”), which may be issued pursuant to awards under the CalAmp Corp. Amended and Restated 2004 Incentive Stock Plan (the “Plan”) and (b) 750,000 additional shares of Common Stock subject to awards granted under the Plan, which may become available for issuance under the Plan pursuant to the terms of the Plan.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, there is also being registered such additional shares of the common stock, par value $0.01 per share that become available under the CalAmp Corp. Amended and Restated 2004 Incentive Stock Plan in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares are converted or exchanged.

(3)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sales prices of the Company’s Common Stock, as reported on the Nasdaq Global Select Market on October 27, 2021.

NOTE

This Registration Statement is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional (a) 750,000 shares of Common Stock, which may be issued pursuant to awards under the Plan, the addition of which was approved by the Company’s stockholders at the Annual Meeting held on July 28, 2021, and (b) 750,000 shares of Common Stock subject to awards granted under the Plan, which may become available for issuance under the Plan pursuant to the terms of the Plan. In accordance with General Instruction E to Form S-8, the Company hereby incorporates herein by reference the Form S-8s filed by the Company with respect to the Plan on October  20, 2004 (SEC File No. 333-119842), April 28, 2011 (SEC File No. 333-173778), April 21, 2015 (SEC File No. 333-203545), May 10, 2018 (SEC File No. 333-224811), and August 24, 2020 (SEC File No. 333-248325) together with all exhibits filed therewith or incorporated therein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description

4.1*	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the period ended August 31, 2014)

4.2*	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed on May 5, 2020)

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1	Powers of Attorney (included as part of signature page)

99.1*	CalAmp Corp. Amended and Restated 2004 Incentive Stock Plan (incorporated by reference to Exhibit A of the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s Annual Stockholder Meeting held on July 28, 2021)

*	Incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 29th day of October, 2021.

CalAmp Corp.

By:	/s/ Kurtis Binder
Kurtis Binder
Executive Vice President and Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Messrs. Jeffery Gardner and Kurtis Binder and each of them severally, as such person’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffery Gardner Jeffery Gardner	President, Chief Executive Officer and Director (principal executive officer)	October 29, 2021

/s/ Kurtis Binder Kurtis Binder	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	October 29, 2021

/s/ Amal Johnson Amal Johnson	Chair of the Board of Directors	October 29, 2021

/s/ Scott Arnold Scott Arnold	Director	October 29, 2021

/s/ Jason Cohenour Jason Cohenour	Director	October 29, 2021

/s/ Henry Maier Henry Maier	Director	October 29, 2021

/s/ Roxanne Oulman Roxanne Oulman	Director	October 29, 2021

/s/ Jorge Titinger Jorge Titinger	Director	October 29, 2021

/s/ Kirsten Wolberg Kirsten Wolberg	Director	October 29, 2021